Exhibit 99.7

UBI Blockchain Internet, Ltd. (“UBI”) and Shenzhen Nova E-commerce (“Nova”)

Pro Forma Condensed Combined Statement of Operations

For the Year Ended August 31, 2016

(Unaudited)

	UBI	Nova	Pro Forma Adjustments	Pro Forma Combined

Revenue	$-	$-		$-

Operating Expenses:
Marketing	-	142,137		142,137
Rent	-	79,951		79,951
Wages	-	62,879		62,879
Website setup fee	-	59,999		59,999
Other general and administrative	13,079	137,313		150,392
Total Operating Expenses	13,079	482,279	-	495,358

Loss from Operations	(13,079)	(482,279)	-	(495,358)
Other income (expenses)	-	-		-
Net Loss	$(13,079)	$(482,279)		$(495,358)

Note: Assumes acquisition of Nova took place on May 26, 2016 (Nova’s date of inception)